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                                                                Exhibit 23.2

                        INDEPENDENT AUDITORS' CONSENT


We hereby consent to the use in this Registration Statement on Form S-4 (File No.__________) of Procept, Inc. of our report dated August 11, 1999, on our audits of the financial statements of Heaven's Door Corporation as of June 30, 1999 and 1998, and for each of the three years in the period ended June 30, 1999 and for the period from inception (October 27, 1994) through June 30, 1999. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

We are aware that our review report on the unaudited interim financial information of Heaven's Door Corporation for the three month periods ended September 30, 1999 and 1998 dated November 5, 1999, is used in this Registration Statement of Procept, Inc. on Form S-4.

We are also aware that the aforementioned report on the unaudited interim financial information, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Rotenberg & Company, LLP
Rochester, New York
December 10, 1999